Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE, dated as of June 19, 2013 (this “Amendment”), between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation (“Landlord”), and AEGERION PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for certain premises located in the building in Riverfront Office Park at 101 Main Street, Cambridge, Massachusetts (“Building”).

RECITALS:

A. Landlord and Tenant entered into that certain Gross (BY)-INS Office Lease dated for reference December 22, 2010 (as amended, the “Lease”), for premises currently consisting of approximately 8,741 rentable square feet (the “Original Premises”) on the 18th floor of the Building.

B. Landlord and Tenant subsequently entered into that certain First Amendment to Lease dated as of November 7, 2011 (“First Amendment”), whereby the leased Premises was further expanded to include the “Additional Space,” consisting of approximately 3,978 rentable square feet, so that the total leased Premises after expansion consisted of approximately 12,719 rentable square feet. Also pursuant to the First Amendment, Tenant has an option to lease the “Second Additional Space,” which the First Amendment erroneously indicated consisted of 8,453 rentable square feet, but actually consists of approximately 8,202 rentable square feet, and if such option is affirmatively exercised by Tenant in accordance with the First Amendment, all rent payable, including Tenant’s Proportionate Share, will be recalculated based upon the corrected square footage multiplied by the applicable rate per square footage in the First Amendment and this Amendment.

C. Landlord and Tenant subsequently entered into that certain Second Amendment to Lease dated as of September 4, 2012 (“Second Amendment”), whereby the leased Premises was further expanded to include the “Third Additional Space,” consisting of approximately 2,429 rentable square feet, so that the total leased Premises currently consists of approximately 15,148 rentable square feet.

D. Landlord and Tenant desire to again amend the Lease to again provide for an additional expansion of the leased Premises.

E. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Defined Terms. All terms defined in the Lease retain their meaning herein, unless specified herein to the contrary.

2. Fourth Additional Space. Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, in addition to the Original Premises, Additional Space and Third Additional Space, approximately 7,350 rentable square feet on the 17th floor of the Building, as approximately depicted on Exhibit A attached hereto and made a part hereof (the “Fourth Additional Space”). Effective on the effective date hereof Landlord shall deliver possession of the Fourth Additional Space to Tenant (the “FAS Commencement Date”, or “FASCD”,” which shall be not later than June 21, 2013), the Premises subject to the Lease shall consist of the Original Premises, the Additional Space, the Third Additional Space and the Fourth Additional Space, and all references in the Lease to the “Premises,” unless otherwise provided for in this Amendment, shall refer to such expanded space, which shall consist of approximately 22,498 rentable square feet. As of the September 1, 2013, Tenant’s Proportionate Share as to the Fourth Additional Space only shall be 2.16%, and for the entire Premises, including the Fourth Additional Space, shall be 6.61%.

3. Term. The Term of the Lease for the Premises, including the Fourth Additional Space, currently scheduled to expire on December 31, 2015, is hereby extended so as to expire on August 31, 2017.

4. Rent Schedules.

(a) Beginning on the FAS Commencement Date (FASCD) and continuing through December 31, 2015, the Annual Rent and the Monthly Installments of Rent payable for the Fourth Additional Space only shall be the following amounts:

Period		Rentable Square Footage	Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	to
FASCD	8/31/2014	7,350	$58.00	$426,300.00	$35,525.00
9/1/2014	8/31/2015	7,350	$59.00	$433,650.00	$36,137.50
9/1/2015	12/31/2015	7,350	$60.00	$441,000.00	$36,750.00

Provided that Tenant is not then in default, the Monthly Installment of Rent and additional rent under Article 4 of the Lease, for the Fourth Additional Space, will be abated for the period from the FAS Commencement Date through August 31, 2013.

(b) Through December 31, 2015, the Annual Rent and the Monthly Installments of Rent payable for the Original Premises and Additional Space only shall remain in effect as per the First Amendment.

(c) Through December 31, 2015, the Annual Rent and Monthly Installments of Rent for the Third Additional Space (and the Second Additional Space, if Tenant exercises its option to rent such space as set forth in and in accordance with the First Amendment, which square footage is modified as set forth in Recital B of this Amendment, and which Monthly Installment of Rent for the Second Additional Space shall be $34,175.00 through December 31, 2015) only shall remain in effect as per the Second Amendment.

(d) Beginning on January 1, 2016, the Annual Rent and the Monthly Installments of Rent payable for the entire Premises, including the Fourth Additional Space and the Second Additional Space, if Tenant exercises its option to rent such space as set forth in and in accordance with the First Amendment, which square footage is modified as set forth in Recital B of this Amendment and will be additive to the Rentable Square Footage, Annual Rent and Monthly Installment of Rent in the table immediately below, shall be payable in the following amounts:

Period		Rentable Square Footage	Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	through
1/1/2016	8/31/2016	22,498	$60.00	$1,349,880.00	$112,490.00
9/1/2016	8/31/2017	22,498	$61.00	$1,372,378.00	$114,364.83

(e) All rental amounts are net of tenant electricity.

5. Rent Adjustments and Tenant’s Proportionate Share. Article 4 of the Lease as amended remains in full force and effect, with the following modifications:

(a) Effective as of September 1, 2013, for the Fourth Additional Space only, the Base Year (Expenses) and the Base Year (Insurance) shall be calendar year 2013, and the Base Year (Taxes) shall be fiscal 2014 (i.e., July 1, 2013 through June 30, 2014).

(b) Effective as January 1, 2016, for the entire Premises, including the Fourth Additional Space and the Second Additional Space, if Tenant exercises its option to rent such space as set forth in and in accordance with the First Amendment, the Base Year (Expenses) and the Base Year (Insurance) shall be calendar year 2013, and the Base Year (Taxes) shall be fiscal 2014 (i.e., July 1, 2013 through June 30, 2014).

6. Not Used.

7. Security Deposit. No additional security deposit shall be required under this Amendment.

8. Intentionally Deleted.

9. Condition of Premises; Allowance.

(a) Provided the Lease is in full force and effect and there is then no Event of Default under any of the terms and conditions of the Lease, Landlord shall pay Tenant the sum of the lesser of (a) the actual cost of the work specified below, or (b) $110,250.00 ($15.00 per square foot for the Fourth Additional Space, the “Allowance”), for the improvements to the Fourth Additional Space or the Premises desired by Tenant. The Allowance shall be paid within thirty (30) days after Landlord’s receipt of all of the following: (i) paid invoices for all work done by Tenant in the Fourth Additional Space or the Premises; (ii) final mechanic lien waivers for all work done by Tenant in the Fourth Additional Space or the Premises and other evidence reasonably required by Landlord that the work has been completed, paid for in full and is lien-free; and (iii) if required, a certificate of occupancy for the Fourth Additional Space or the

Premises. All construction plans and contractors must be approved by Landlord before work can commence, and all of the provisions of the Lease (including, without limitation, Article 6, Alterations, and Article 11, Insurance) shall apply to such construction. If the work is not completed and the conditions precedent to Landlord’s payment of the Allowance are not satisfied by June 30, 2014, Landlord shall have no further obligation to pay the Allowance; provided, however, that Tenant may elect, by notice to Landlord given prior to June 30, 2014, to apply the amount of any unused Allowance, but not to exceed $11,025 (10% of the Allowance) against Tenant’s rental obligations hereunder. Tenant acknowledges that the Maximum TI Allowance under the terms of the original Lease and the Allowance under both the First Amendment and the Second Amendment have all been fully disbursed; and further provided that Tenant may use any unused portion of the allowance for improvements to the Second Additional Space if Tenant exercises its option to rent such space as set forth in and in accordance with the First Amendment, so long as the work is completed and the conditions precedent to Landlord’s payment of that portion of the Allowance are satisfied by June 30, 2015. Tenant will be charged a construction management fee for Landlord’s agent’s oversight of Tenant’s construction in the amount of three percent (3%) of the cost of Tenant’s work, which fee may be paid out of the Allowance.

(b) Except as set forth in the preceding subparagraph, Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment. Landlord will provide the Fourth Additional Space to Tenant in good, usable and clean condition, such that Tenant can occupy and use the space for its intended purpose “as is”. Except as set forth in the immediately preceding sentence, Tenant accepts the Original Premises, Additional Space, Third Additional Space and Fourth Additional Space in their “as is” condition, and acknowledges that all previous obligations of Landlord under the Lease and First Amendment to perform any construction or make any improvements or alterations, and/or to afford any allowance to Tenant for the cost of same have been performed and satisfied in full.

10. Additional Expansion Right. Paragraph 6 of the First Amendment remains in effect.

11. Brokers. Landlord and Tenant each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment, other than Richard Barry Joyce & Partners, for Tenant, and Cushman & Wakefield, for Landlord, whose commissions, if any, shall be paid by Landlord pursuant to separate agreement, and (ii) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.

12. Parking. Effective on the FAS Commencement Date, the provision for “Parking” as set forth on the Reference Pages and as amended is deleted and the following provision shall be substituted in its place: “twenty-two (22) passes at $235.00 per space per month or at the then current rate, if higher (see Article 39).” If Tenant exercises its option for the Second Additional Space, Tenant shall lease an additional nine (9) spaces at the same rate.

13. Tenant’s Authority. Each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Each of the persons executing this Amendment on behalf of Landlord represents and warrants that Landlord has been and is qualified to do business in the state in which the Building is located, that Landlord has full right and authority to enter into this Amendment and that the Fourth Additional Space is free of all liens and encumbrances that would prevent the Tenant from using all of such space freely and clearly for the remainder of the Term of the Lease, and that all persons signing on behalf of Landlord were authorized to do so by appropriate actions.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default that is subject to Section 18.1.2 of the Lease will be deemed to have occurred.

14. Incorporation. Except as modified herein, all other terms and conditions of the Lease, including without limitation Section 40, Extension Option, shall continue in full force and effect and Tenant and Landlord hereby ratify and confirm their respective obligations thereunder. Tenant acknowledges that, as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.

15. Limitation of Landlord Liability. Redress for any claims against Landlord under the Lease and this Amendment shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Premises are a part, the rents, issues and proceeds thereof. The obligations of Landlord under the Lease and this Amendment shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or the investment manager, and in no case shall Landlord be liable to Tenant, or Tenant be liable to Landlord, hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD: RREEF AMERICA REIT II CORP. PPP, a Maryland corporation		TENANT: AEGERION PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Robert D. Seaman	By:	/s/ Marc D. Beer
Name:	Robert D. Seaman	Name:	Marc D. Beer
Title:	Vice President	Title:	CEO
Dated:	6. 25, 2013	Dated:	June 19, 2013

EXHIBIT A – FOURTH ADDITIONAL SPACE

attached to and made a part of Third Amendment to Lease

dated as of June 19, 2013 between

RREEF AMERICA REIT II CORP. PPP, as Landlord and

AEGERION PHARMACEUTICALS, INC. as Tenant

101 Main Street, Cambridge, Massachusetts 02142

A-1